UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: July 28, 2004

(Date of earliest event reported)

GUITAR CENTER, INC.

(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	95-4600862
(State or Other Jurisdiction of incorporation)	000-22207	(I.R.S. Employer Identification No.)

5795 Lindero Canyon Road Westlake Village, California 91362
(Address of Principal Executive Offices, including zip code)

(818) 735-8800
(Registrant’s telephone number, including area code)

Item 5.  Other Events.

Financial Results for the Quarter ended June 30, 2004

General.  On July 28, 2004, Guitar Center, Inc. (“Guitar Center” or the “Company”) reported its financial results for the quarter ended June 30, 2004.  Net income for the second quarter of 2004 increased 97.5% to $12.1 million, or $0.47 per diluted share, compared to net income in the second quarter of 2003 of $6.2 million, or $0.25 per diluted share.  Consolidated net sales for the quarter ended June 30, 2004 increased 16.5% to $339.6 million from $291.6 million in the same period last year.

Guitar Center Stores.  During the second quarter, we opened a small format Guitar Center store in Nashua, New Hampshire and two large format stores in Fort Worth, Texas and Lawrenceville, Georgia.  Net sales from Guitar Center stores were $262.9 million for the second quarter, a 17.8% increase from $223.1 million reported in the same period of 2003.  Comparable Guitar Center store sales increased 8% for the quarter.  Sales from new stores contributed $21.2 million and represent 53.4% of the total increase in Guitar Center store sales.

Second quarter gross margin for the Guitar Center stores, after buying and occupancy costs, was 26.0% compared with 23.7% in the second quarter of 2003.  This increase reflects a higher than expected selling margin, reduced freight expense and leveraging of occupancy costs due to the strong comparable store sales increase.  Selling, general and administrative expenses for the Guitar Center stores, inclusive of corporate general and administrative expenses, were 20.6% as a percentage of net sales compared with 20.2% in the second quarter of 2003.  The increase reflects higher expenses related to advertising, medical insurance and bonus accruals.

Direct Response Division.  In the second quarter, direct response net sales increased 12.9% to $68.2 million from $60.4 million in the second quarter of 2003.  In the second quarter, gross margin for the direct response division was 33.7% compared with 32.1% in the second quarter of 2003.  The increase in gross margin resulted primarily from a higher selling margin and a reduction in sales returns, partially offset by higher freight costs.  Selling, general and administrative expenses for the direct response division were 21.4% in the second quarter compared to 21.5% in the same period last year.

American Music Stores.Net sales from American Music stores increased 7.5% to $8.6 million for the second quarter compared with $8.0 million generated in the second quarter of 2003.   Second quarter gross margin for the American Music stores was 33.1% compared with 40.0% in the second quarter of 2003.  The decrease is primarily due to a lower selling margin and a change in product mix.  Selling, general and administrative expenses for the American Music stores were 50.8% as a percentage of net sales compared with 58.5% in the second quarter of 2003.   The decrease is primarily due to reduced salary costs, bad debt expense and advertising.  As a result, we incurred an operating loss of $1.5 million for the second quarter for these stores.

We also announced today that our American Music division has acquired the assets of the band and orchestra instrument business of Karnes Music.  Karnes Music rents and sells band and orchestra instruments and has operated in the Chicago area for more than 50 years.  The transaction included the acquisition of Karnes Music’s location in Itasca, Illinois and the related assets of its B&O business.  Karnes Music will continue to operate four retail stores selling pianos, which were not included in the transaction.  The total purchase price was approximately $3.0 million, including inventory of approximately $2.3 million.

Liquidity and Interest Expense.  At June 30, 2004, we held cash balances of $3.8 million and had no borrowings drawn under our line of credit.  Interest expense in the second quarter of 2004 was $1.4 million compared to $3.0 million in the second quarter of 2003.  The reduction in interest expense is due primarily to the retirement of $67 million in 11% senior notes through a $100 million 4% convertible bond offering completed in June 2003.  The reduced interest expense benefited earnings by $0.04 per diluted share in the second quarter.

Calculation of Earnings per Share.  We have prepared pro forma data applicable to the three and six months ended June 30, 2004 to supplement our results determined under applicable generally accepted accounting principles (GAAP).  This information should be read in conjunction with our financial statements prepared under GAAP which are attached to this release.

As previously indicated in our July 1, 2004 8-K filing, holders of Guitar Center 4.0% Senior Convertible Notes due 2013 may, if they elect, convert the notes into common stock during the conversion period commencing July 16, 2004 and continuing through and including October 14, 2004.  As the notes will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable GAAP will be determined pursuant to the “if-converted” method.  Whether or not the notes are convertible after October 14, 2004 will be determined based on the trading prices of our common stock during the thirty trading days ending on October 15, 2004.

The following pro forma data reflects the impact to diluted earnings per share assuming the “if-converted” method for the three and six months ended June 30, 2004.  This method assumes conversion of convertible securities at the beginning of the respective reporting periods.  We have provided this pro forma data as the notes will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, and presentation of this information for the second quarter will enhance investor analysis of the earnings per share information.

Pro forma amounts are not meant as a substitute for financial data determined under applicable GAAP, but are included solely for informational purposes.  The following table illustrates the adjustments assuming application of the “if-converted” method as of January 1, 2004 and reconciles the pro forma data to the financial statements:

	Three months ended June 30, 2004	Six months ended June 30, 2004
	(in thousands, except per share data)

Pro forma diluted earnings per share:
Income before income taxes under GAAP	$19,588	$38,590
Add back interest on 4% senior convertible notes (a)	1,182	2,364
Pro forma income before income taxes	20,770	40,954
Pro forma income taxes (b)	7,893	15,563
Pro forma net income	$12,877	$25,391

Diluted weighted average shares outstanding under GAAP	25,967	25,744
Plus incremental shares on assumed conversion of 4% senior convertible notes (c)	2,892	2,892
Pro forma diluted weighted average shares outstanding	28,859	28,636

Pro forma diluted net income per share	$0.45	$0.89
Diluted net income per share under GAAP	$0.47	$0.93
Pro forma dilutive effect	$(0.02)	$(0.04)

(a)   Represents the interest expense, including amortization of deferred financing costs, on the 4% Senior Convertible Notes.

(b)   The pro forma tax rate used is our effective tax rate of 38%.

(c)   Represents the full number of shares issuable upon conversion of the 4% Senior Convertible Notes.

Financial Tables.  In addition to the information above, we hereby incorporate by reference into this Item 5 the financial tables attached hereto as Exhibit 99.2.  No other information contained in or attached to this Current Report is incorporated by reference into this Item 5 or shall otherwise be deemed to have been filed with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 12.  Results of Operations and Financial Condition.

The information in this Item 12, including that incorporated herein by reference, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Item, including that incorporated herein by reference, shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

On July 28, 2004, Guitar Center, Inc. issued a press release announcing its financial results for the quarter ended June 30, 2004.  Attached to the press release were financial tables.  A copy of the press release and the financial tables are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated by reference solely into this Item 12.  Exhibit 99.1 is not incorporated by reference into any other Item of this Current Report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized,

GUITAR CENTER, INC.

Date: July 28, 2004	By	/s/ BRUCE ROSS
Name: Bruce Ross
Title: Executive Vice President and
Chief Financial Officer

S-1

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Guitar Center, Inc., dated July 28, 2004.

99.2	Financial tables attached to press release issued by Guitar Center, Inc., dated July 28, 2004